                                                               FILED PURSUANT TO
                                                                  RULE 424(b)(3)
                                                               FILE NO: 33-53587
PROSPECTUS

                                278,791 SHARES
                       NATIONAL COMMERCE BANCORPORATION
                                 COMMON STOCK

     National Commerce Bancorporation ("NCBC" or the "Company") is a Tennessee corporation that provides retail and commercial banking and investment services through its wholly owned subsidiaries. This Prospectus relates to up to 278,791 shares (the "Shares") of NCBC's Common Stock, $2.00 par value per share (the "Common Stock"), that may be offered and sold by certain current shareholders of the Company (the "Selling Shareholders"). The Company will not receive any proceeds from the sale of the Shares offered hereby.

     Each of the Selling Shareholders has acquired their Shares as the result of an acquisition by NCBC. The sale or distribution of all or any portion of the Shares offered hereby may be effected from time to time by the Selling Stockholders directly, indirectly though brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis, on The NASDAQ Stock Market, in the over-the-counter market, on any national securities exchange on which shares of the Common Stock are listed or traded, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." The Selling Stockholders reserve the sole right to accept or reject, in whole or in part, any proposed purchase of the Shares to be made directly or through agents.

     The Selling Stockholders and any agents or broker-dealers that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act.

     On April 22, 1998, the Company announced a 2-for-1 stock split, effective as of July 1, 1998, for shares held of record on June 5, 1998. The number of shares of Common Stock in this Prospectus has not been adjusted to reflect such stock split.

     The Common Stock is listed on The Nasdaq Stock Market under the symbol "NCBC." On June 5, 1998, the last reported sales price of the Common Stock, as reported on The Nasdaq Stock Market was $42.563.

                           ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is June 5, 1998.

                             AVAILABLE INFORMATION

     National Commerce Bancorporation ("NCBC") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, such reports, proxy statements and other information can be inspected and copied at the public reference facilities referred to above and at Regional Offices of the Commission located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048 and on the Commission's web site at http://www.sec.gov. The Common Stock is listed on The Nasdaq Stock Market's National Market System and such reports, proxy and information statements and other information concerning NCBC can be inspected and copied at The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006-1506.

     NCBC has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement") under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available, upon written or oral request, from Lewis E. Holland, Executive Vice President and Chief Financial Officer, National Commerce Bancorporation, One Commerce Square, Memphis, Tennessee 38150; Telephone No. (901) 523-3242.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Commission (File No. 0-6094) are incorporated by reference into this Prospectus: (i) NCBC's Annual Report on Form 10-K for the fiscal year ended December 31, 1997; (ii) NCBC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; and (iii) NCBC's Registration Statement on Form S-8 (File No. 33-38552) filed with the Securities and Exchange Commission on January 11, 1991, which provides a description of the Shares to be registered pursuant to this Prospectus.

     All documents filed by NCBC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus shall be deemed to be incorporated by reference into this Prospectus. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus, or in any other subsequently filed document which is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

     This Prospectus incorporates by reference certain "forward-looking statements." Those statements include, among other things, the discussions of NCBC's business strategy and expectations concerning NCBC's position in the industry, future operations, margins, profitability, liquidity and capital resources. All these forward-looking statements are based on estimates and assumptions made by NCBC's management that, although believed to be reasonable, are inherently uncertain. Therefore, undue reliance should not be placed upon such statements and estimates. No assurance can be given that any of such estimates or statements will be realized, and it is likely that actual results may differ materially from those contemplated by such forward-looking statements. In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by NCBC that NCBC's plans and objectives will be achieved.

                                 THE COMPANY

     National Commerce Bancorporation ("NCBC" or the "Company") is a registered bank holding company and owns National Bank of Commerce; Nashville Bank of Commerce; NBC Bank, F.S.B. (Knoxville); NBC Bank, F.S.B. (Roanoke) and 49 percent of First Market Bank, F.S.B. (Richmond). At present, the Company provides its financial institutions with financial advice and counsel and performs the record-keeping functions necessary to comply with accounting and regulatory requirements. In addition, the Company owns National Commerce Bank Services, Inc., which provides in-store bank consulting services; Commerce General Corporation and NBC Capital Markets Group, Inc., which provide data processing and broker-dealer services, respectively; NBC Insurance Services, Inc., a consumer insurance subsidiary; Commerce Capital Management, Inc. and Brooks, Montague & Associates, Inc., which provide investment advisory services; Commerce Finance Company, a consumer finance subsidiary; TransPlantinum Service Corp., a provider of electronic payment systems, data processing and card services; Kenesaw Leasing, Inc. and J&S Leasing, Inc., both equipment leasing firms; and USI Alliance Corp., a lockbox leasing company.

     NCBC, a Tennessee corporation, was formed in February 1966 as a Tennessee financial corporation. The corporate name was changed in 1970, and the present name was adopted in May 1978. NCBC common stock, par value $2.00 per share (the "Common Stock"), is traded on The Nasdaq Stock Market's National Market System under the symbol "NCBC." Unless the context otherwise requires, references to NCBC and the Company include National Commerce Bancorporation and its subsidiaries. NCBC's principal executive offices are located at One Commerce Square, Memphis, Tennessee 38150, and its telephone number is (901) 523-3242.

     The Company is filing this Prospectus to register up to 278,791 shares (the "Shares") of Common Stock currently held by certain shareholders of the Company (the "Selling Shareholders"). The Selling Shareholders may sell the Shares from time to time in transactions on The Nasdaq Stock Market's National Market System or otherwise. See "Plan of Distribution."


                                 USE OF PROCEEDS

     The proceeds from the Selling Shareholders' Shares will belong to the Selling Shareholders. The Company will not receive any of the proceeds from the sale of the Shares and is registering the Shares solely for the purpose of fulfilling its contractual obligations to the Selling Shareholders.


                                 SELLING SHAREHOLDERS

     The following table sets forth certain information with respect to the ownership of the Shares as of March 6, 1998, and as adjusted to reflect the sale of the Shares offered hereby, by the Selling Shareholders. Each Selling Stockholder has sole voting and investment power with respect to the Shares owned by it.

                               OWNERSHIP OF COMMON                          OWNERSHIP OF COMMON STOCK
                            STOCK BEFORE THE OFFERING                           AFTER THE OFFERING
                           ----------------------------                   -----------------------------
                                                            NUMBER OF
                             NUMBER OF                    SHARES BEING       NUMBER OF
NAME                          SHARES        PERCENT        OFFERED(1)         SHARES         PERCENT
----                       ------------  --------------  ---------------  --------------  -------------
James R. Williford               60,308            .12%          60,308                0             --

Laurie B. Walthol                 2,137           .004            2,137                0             --

First Citizens Banchares         42,644            .09           42,644                0             --
Employee Stock Ownership
Plan

Frank A. Fogleman and               836           .002              836                0             --
 Gail T. Fogleman

Franklin L. Fogleman              7,527            .01            7,527                0             --

Robert Felton or Marie              650           .001              650                0             --
 Felton

Forrest N. Jenkins              164,689            .33          164,689                0             --

____________________
(1) Assumes that all Shares being registered are sold.

     On January 29, 1998, the Company acquired all the issued and outstanding shares of common stock of First Citizens Bancshares Company, an Arkansas corporation ("First Citizens"), pursuant to that certain Agreement and Plan of Reorganization, dated as of November 5, 1997 (the "Merger Agreement"), by and among NCBC, First Citizens and National Commerce Community Bancorp, Inc., an Arkansas corporation and a wholly-owned subsidiary of the Company. Each of the Selling Shareholders was a stockholder of First Citizens prior to the acquisition of First Citizens by the Company. Pursuant to the Merger Agreement, the shares of First Citizens common stock owned by the Selling Shareholders were converted into the Shares.

     Mr. Jenkins, who was Chairman and Chief Executive Officer of First Citizens, will be an officer of National Bank of Commerce. Mr. Jenkins entered into employment and non-competition agreements with the Company upon the consummation of the acquisition of First Citizens by the Company. Mr. Williford also entered into a non-competition agreement with the Company upon the consummation of such acquisition


                             PLAN OF DISTRIBUTION

     The sale or distribution of all or any portion of the Shares may be effected from time to time by the Selling Shareholders directly, indirectly through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis, on The NASDAQ Stock Market, in the over-the-counter market, on any national securities exchange on which shares of the Common Stock are listed or traded, in privately negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     The methods by which the Shares may be sold or distributed include, without limitation, (i) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (iii) exchange distributions and/or secondary distributions in accordance with the rules of The NASDAQ Stock Market,
(iv) ordinary brokerage transactions and transactions in which the broker solicits purchasers, and (v) privately negotiated transactions. The Selling Shareholders may from time to time deliver all or a portion of the Shares to cover a short sale or upon the exercise, settlement or closing of a call equivalent position or a put equivalent position. The Shares may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

     At the time a particular offer is made, a Prospectus Supplement, if required, will be distributed that sets forth the name or names of agents, broker-dealers or underwriters, any commissions and other terms constituting compensation and any other required information. In effecting sales, broker-dealers engaged by the Selling Shareholders and/or the purchasers of the Shares may arrange for other broker-dealers to participate. Broker-dealers will receive commissions, concessions or discounts from the Selling Shareholders and/or the purchasers of the Shares in amounts to be negotiated prior to the sale. Sales will be made only through broker-dealers registered as such in a subject jurisdiction or in transactions exempt from such registration. As of the date of this Prospectus, there are no selling arrangements between the Selling Shareholders and any broker or dealer.

     In offering the Shares, the Selling Shareholders and any brokers, dealers or agents who participate in a sale of the Shares by the Selling Shareholders may be considered "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any profits realized by the Selling Shareholders and the compensation of any broker/dealers may be deemed to be underwriting discounts and commissions.

     The Company has filed the Registration Statement, of which this Prospectus forms a part, with respect to the sale of the Shares to fulfil certain contractual obligations to the Selling Shareholders. The Company has agreed to keep the Registration Statement effective on a continuous basis until such time as the Shares are eligible for resale pursuant to Rule 144 under the Securities Act, subject to certain extensions.

     Shares not sold pursuant to the Registration Statement of which this Prospectus is a part may be subject to certain restrictions under the Securities Act and could be sold, if at all, only pursuant to Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act. In general, under Rule 144, a person (or persons whose Shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of Shares which does not exceed the greater of one percent of the Company's outstanding Common Stock or the average weekly reported trading volume of the Company's Common Stock during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of Shares by a person who is not an affiliate of the Company and who has satisfied a two-year holding period without volume limitation. Therefore, both during and after the effectiveness of the Registration Statement, sales of the Shares may be made by the Selling Shareholders pursuant to Rule 144.

     The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. The Company will bear the costs of registering the Shares under the Securities Act, including the registration fee under the Securities Act, its legal and accounting fees and any printing fees. The Selling Shareholders will bear the cost of underwriting commissions and/or discounts, if any, and selling commissions.

     Underwriters, brokers, dealers or agents may be entitled, under agreements with the Company, to indemnification against the contribution toward certain civil liabilities, including liabilities under the Securities Act in connection with the registration of the Shares.

                                 EXPERTS

     The consolidated financial statements of National Commerce Bancorporation, incorporated by reference herein from National Commerce Bancorporation's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by

Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                 LEGAL OPINIONS

     The validity of the Common Stock being offered hereby has been passed upon for the Company by King & Spalding, Atlanta, Georgia.

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     NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY
TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NCBC OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                           ------------------------


                               TABLE OF CONTENTS

                                                                      Page
                                                                      ----

Available Information                                                   2

Incorporation of Certain Documents by Reference                         2

The Company                                                             3

Use of Proceeds                                                         3

Selling Shareholders                                                    3

Plan of Distribution                                                    4

Experts                                                                 5

Legal Opinions                                                          6


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                                    278,791
                                    Shares




                               NATIONAL COMMERCE
                                BANCORPORATION



                                 COMMON STOCK

                               ----------------

                                  PROSPECTUS

                               ----------------


                                 June 5, 1998


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